EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the use in the Registration Statement (Form S-8) pertaining to PEC Solutions, Inc.'s 2000 Stock Incentive Plan, 1987 Stock Option Agreement, 1995 Nonqualified Stock Option Plan and 2000 Employee Stock Purchase Plan of our report dated February 25, 2000, except for Note 1, as to which the date is March 1, 2000, relating to the financial statements of PEC Solutions, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in the Registration Statement (Form S-1, as amended; File No. 333-95331) of PEC Solutions, Inc., filed with the Securities and Exchange Commission.


                                          /s/ PricewaterhouseCoopers LLP


McLean, Virginia
April 24, 2000

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